As filed with the Securities and Exchange Commission on December 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED SECURITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Delaware	6712	63-0843362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

(Address, including zip code, and telephone number of registrant’s principal executive office)

LARRY M. SELLERS

Vice President, Secretary and Treasurer

United Security Bancshares, Inc.

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. MICHAEL SAVAGE, ESQ.

CHRISTOPHER B. HARMON, ESQ.

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400

Birmingham, Alabama 35203

(205) 254-1000

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, please check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Price Per Unit (1)	Proposed Maximum Aggregate Price (1)(2)	Amount of Registration Fee (3)

Common Stock, $0.01 par value per share	30,790 shares	$32.75	$1,008,373	$81.58

(1)	Based upon the highest price, excluding interest, to be payable per share in connection with the rescission offer covered by this registration statement. The per price share will range from $10.00 to $32.75, depending on the price originally paid by the offeree.

(2)	Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full.

(3)	Calculated pursuant to Rule 457(j) on the basis of the amount at which such securities were sold.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the registration statement that is filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted or legal.

PROSPECTUS

Subject to Completion, Dated December 10, 2003

UNITED SECURITY BANCSHARES, INC.

RESCISSION OFFER

Up to 30,790 Shares of Common Stock

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(334) 636-5424

This notice (also called a prospectus) applies to you only if you currently participate in the United Security Bancshares, Inc. Employee Stock Ownership Plan (With 401(k) Provisions) (which we refer to as the “Plan”) and invested your employee contributions in common stock of United Security Bancshares, Inc. (“USB”) under the Plan between October 27, 2001 and October 26, 2003 if you were a resident of Alabama or Mississippi at the time of purchase, or between October 27, 1999 and October 26, 2003 if you were a resident of Florida at the time of purchase. We refer to the USB common stock in which you may have invested your employee contributions under the Plan between October 27, 2001 and October 26, 2003 if you were a resident of Alabama or Mississippi at the time of purchase, or between October 27, 1999 and October 26, 2003 if you were a resident of Florida at the time of purchase, as the “Rescission Stock.” This notice describes an offer in which USB is offering to cancel your purchases of Rescission Stock and refund to your Plan account the purchase price that you paid for those shares. We refer to this offer as the “Rescission Offer.” We refer to the period between October 27, 2001 and October 26, 2003 if you were a resident of Alabama or Mississippi at the time you purchased Rescission Stock, or between October 27, 1999 and October 26, 2003 if you were a resident of Florida at the time you purchased Rescission Stock, as the “Rescission Period.”

THE RESCISSION OFFER

As a participant in the Plan, the trustee of the Plan (the “Trustee”) has purchased shares of USB common stock on your behalf. We have determined that because the Plan mistakenly did not file a registration statement with the Securities and Exchange Commission, which we refer to as the “SEC,” the Trustee’s purchase of Rescission Stock on your behalf may not have been in compliance with the registration requirements of federal and state securities laws. Therefore, USB is offering to repurchase the shares of Rescission Stock that were purchased on your behalf during the Rescission Period. The price at which we will offer to repurchase the shares will be the price per share paid by you, plus interest at the statutory rate per year mandated by the state in which the shares were purchased (calculated from the date you purchased the Rescission Stock under the Plan through the expiration date of this Rescission Offer). The Trustee will refund that amount to your Plan account. If you sold the Rescission Stock at a loss prior to October 27, 2003, USB is offering to refund to your Plan account the difference between the price that you paid to the Plan to acquire the Rescission Stock and the price at which you sold the Rescission Stock, plus accrued interest. For more information, please refer to “OUR RESCISSION OFFER — Terms of the Rescission Offer” on page 9. While no assurance can be given about the price at which USB common stock will trade in the future, you should keep in mind that on             , 2003 the closing price of shares of USB common stock was $            . You should also keep in mind that under the Plan you can sell your shares of USB common stock at any time, by calling 1-888-840-1649, and choosing another investment fund under the Plan into which to move your money.

This Rescission Offer will expire on             , 2004 at 4:30 P.M., Central Standard Time, which is thirty (30) days from the date this offer commences.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003,

and we intend to open this offer on                                         .

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and the documents incorporated herein by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context otherwise requires, references in this prospectus to “USB,” “we,” “us,” and “our” refer to United Security Bancshares, Inc. and its subsidiaries. To understand this offering fully, you should read this entire document carefully, as well as the documents identified in the section titled “WHERE YOU CAN FIND MORE INFORMATION.”

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The risks, uncertainties and assumptions that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you decide whether to accept or reject the Rescission Offer. These possible events or factors include the following:

•	costs or difficulties relating to the Rescission Offer may be greater than expected;

•	competition in the financial services industry increases significantly;

•	we lose more deposits, customers, or business than we expect;

•	changes in the interest rate environment reduce our margins;

•	general economic or business conditions are worse than we expect;

•	legislative or regulatory changes occur which adversely affect our business;

•	changes occur in business conditions and inflation; and

•	changes occur in the securities markets.

QUESTIONS AND ANSWERS ABOUT OUR RESCISSION OFFER

Q:	What is a rescission offer?

A:	A rescission offer is an offer by the issuer of securities to repurchase those securities and refund their purchase price plus interest.

Q:	Why is USB making the Rescission Offer?

A:	The sale of shares of Rescission Stock in connection with the purchase of such shares by the Trustee under the Plan may not have complied with the Securities Act of 1933 (the “Securities Act”) because those stock sales were not registered under federal securities law and did not qualify for an exemption from registration. In addition, such stock sales may not have qualified for any exemption from qualification or registration under the securities laws of the state in which the shares were purchased by you. The Rescission Offer is intended to address these federal and state compliance issues by allowing holders of Rescission Stock to sell those securities back to us.

Q:	What will I receive if I accept the Rescission Offer?

A:	If you accept our Rescission Offer, we will repurchase the shares of Rescission Stock held in your account at the price per share you paid for such shares (as adjusted for the 2-for-1 stock split which occurred on July 22, 2003), plus interest at the current statutory rate per year mandated by the state in which the shares were purchased by you from the date of purchase until the Rescission Offer expires. In light of the subsequent increases in market value of our common stock, acceptance of the Rescission Offer may result in payment from us which is significantly less than the current market value of the shares of Rescission Stock.

Q:	What if I have already sold Rescission Stock?

A:	For each person who has previously sold one or more shares of Rescission Stock which had been acquired through the Plan during the Rescission Period, and who elects to accept the Rescission Offer, we will pay an amount for each share equal to the price paid per share plus interest from the date of the person’s purchase through the expiration of the Rescission Offer, less the proceeds from the sale of such shares.

Q:	How is the interest rate determined?

A:	Federal law does not mandate that interest be paid in the Rescission Offer nor does it provide a specific interest rate to be used in connection with the calculation of the rescission price. However, most states require interest be paid in connection with offerings comparable to the Rescission Offer at defined statutory rates. Depending on the state in which the shares were purchased by you, you will be entitled to receive interest at the following annual rate: 6% in Alabama and Florida or 8% in Mississippi.

Q:	When does the Rescission Offer expire?

A:	The Rescission Offer expires on , 2004, at 4:30 P.M., Central Standard Time, which is thirty (30) days from the date that this offer commences.

Q:	What do I need to do now to accept the Rescission Offer?

A:	You need to complete, sign and date the Rescission Election Form attached to this prospectus as Annex A and return it to us at an address indicated on that form as soon as practicable, but in any event, it must be received by us no later than , 2004, at 4:30 P.M., Central Standard Time.

Q:	What do I need to do to reject the Rescission Offer?

A:	You do not need to do anything to reject the Rescission Offer. If you do not accept the Rescission Offer by returning the Rescission Election Form to us no later than , 2004, at 4:30 P.M., Central Standard Time, you will be deemed to have rejected the Rescission Offer.

Q:	What will happen if I affirmatively reject or fail to accept the Rescission Offer before the expiration date?

A:	If you affirmatively reject or fail to accept the Rescission Offer, you will retain ownership of the Rescission Stock and will not receive any cash for those securities under the Rescission Offer. The shares of Rescission Stock held by persons who affirmatively reject or fail to accept the Rescission Offer before the expiration date will, for purposes of applicable federal and state securities law, become registered securities as of the expiration date of the Rescission Offer and, unless held by persons who may be deemed to be “affiliates” of us, will be freely tradable in the public market at such time. Those shares of Rescission Stock held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act.

If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission will remain preserved. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the Rescission Offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one (1) year.

Generally, the Alabama and the Mississippi statute of limitations for non-compliance with the requirement to register or qualify securities under the Alabama Securities Act and the Mississippi Securities Act, respectively, is two (2) years after the date of sale of such securities. However, under Alabama law, you will no longer have a right of rescission if you currently own the security and fail to accept a rescission offer within thirty (30) days of its receipt or if you no longer own the security, unless you reject the rescission offer in writing within thirty (30) days of its receipt. Under Mississippi law, you will no longer have a right of rescission if you fail to accept a rescission offer in writing within thirty (30) days of its receipt. Generally, the Florida statute of limitations for non-compliance with the requirement to register or qualify securities under the Florida Securities Act is four (4) years after the date of sale of such securities. However, under Florida law, you will no longer have a right of rescission if you refuse or fail to accept a rescission offer within thirty (30) days of its receipt.

The above discussions do not relate to the antifraud provisions of the applicable federal and state securities laws or rights under common law or equity. We urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether to accept the Rescission Offer.

Q:	May I accept this Rescission Offer with respect to a portion of my shares of Rescission Stock?

A:	No. You must choose to accept or reject this Rescission Offer with respect to all of your shares of Rescission Stock.

Q:	Can I change my mind after I have mailed my signed Rescission Election Form?

A:	Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before the expiration date. You can do this by completing and submitting a new Rescission Election Form.

Q:	When and how will payment for the Rescission Stock be made?

A:	If you accept the Rescission Offer, we will repurchase your shares of Rescission Stock from the Trustee, and your Plan account will be credited with the appropriate amount of funds within ten (10) business days of the expiration date of this Rescission Offer. The amount credited to your account will be invested in accordance with your investment election as soon as administratively feasible. Please note that you may move some or all of this amount to other Plan investment options after it is credited to your Plan account by calling 1-888-840-1649.

Q:	Who can help answer my questions?

A:	You can call Larry M. Sellers at 334-636-5424 between 8:00 A.M. and 4:30 P.M., Central Standard Time, with any questions about the Rescission Offer.

RISK FACTORS

You should carefully consider the following risks as well as the other information contained or incorporated by reference in this prospectus before making a decision to accept or reject the Rescission Offer. If any of the following risks actually occur, our business, financial condition or operating results could be materially and adversely affected.

Risks Related to this Rescission Offer

We may continue to have potential liability even after this Rescission Offer is made due to our issuances of securities in violation of securities laws.

From October 27, 1999 through October 26, 2003, the shares of our common stock purchased by participants in the Plan were not exempt from registration or qualification under federal or state securities laws. As a result, we may have failed to comply with the registration or qualification requirements of federal and applicable state securities laws because we did not register or qualify the Rescission Stock under either federal or applicable state securities laws.

As a result we are making the Rescission Offer to all those persons who purchased shares of Rescission Stock pursuant to the Plan during the Rescission Period. The Rescission Offer is being made pursuant to a registration statement filed under the Securities Act and pursuant to applicable Alabama, Mississippi and Florida state securities laws. In this Rescission Offer, we are offering to repurchase the shares of Rescission Stock for the price paid per share plus interest at the current statutory rate per year mandated by the state in which the shares were purchased by you until the Rescission Offer expires. The Rescission Offer will expire approximately thirty (30) days after the date that the Rescission Offer commences, which is expected to be             , 2004.

The Securities Act does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock which was not registered under the Securities Act as required. Accordingly, should any offerees reject the Rescission Offer, we may continue to be potentially liable under the Securities Act and applicable state securities laws for the purchase price of shares which were not issued in compliance with the Securities Act or applicable state securities laws.

Your right of rescission under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission will remain preserved. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one (1) year.

The Alabama and Mississippi statute of limitations for non-compliance with the requirement to register or qualify securities under the Alabama Securities Act and the Mississippi Securities Act, respectively, is two (2) years after the date of sale of such securities. However, under Alabama law, you will no longer have a right of rescission if you currently own the security and fail to accept a rescission offer within thirty (30) days of its receipt, or if you no longer own the security, unless you reject a rescission offer in writing within thirty (30) days of its receipt. Under Mississippi law, you will no longer have a right of rescission if you fail to accept a rescission offer in writing within thirty (30) days of its receipt. Generally, the Florida statute of limitations for non-compliance with the requirement to register or qualify securities under the Florida Securities Act is four (4) years after the date of sale of such securities. However, under Florida law, you will no longer have a right of rescission if you refuse or fail to accept a rescission offer within thirty (30) days of its receipt.

Our common stock price is volatile, which could result in substantial losses for individual stockholders.

The market prices of our common stock have been volatile and we expect that they will continue to be volatile. In particular, our common stock may be subject to significant fluctuations in response to a variety of factors, including but not limited to:

•	general economic and business conditions;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet analyst predictions and projections;

•	announcements of innovations or new services by us or our competitors;

•	changing market conditions in the financial services industry;

•	collectibility of loans;

•	monetary and fiscal policies, laws and regulations and other activities of the government, agencies and similar organizations;

•	cost and other effects of legal and administrative cases and proceedings, claims, settlements and judgments;

•	additions or departures of key personnel;

•	our sales of common stock or other securities in the future; and

•	other events or factors, many of which are beyond our control.

Due to these factors, you may not be able to sell your stock at or above the price you paid for it, which could result in substantial losses.

Substantial sales of our common stock could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock in the public market following this offering or the announcement of this offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Risks Related to Our Business

The banking industry is highly competitive which could result in loss of market share and adversely affect our business.

We encounter strong competition in making loans, acquiring deposits and attracting customers for investment services. We compete with other commercial banks (including at least ten in our service area), savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in Alabama and elsewhere. Many of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits. In addition, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally-insured banks.

We operate in a heavily regulated environment.

We are subject to state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. Areas subject to regulation include dividend payments, reserves, investments, loans (including loans to insiders and significant shareholders), mergers, issuance of securities, establishment of branches and other aspects of operation, including compliance with truth-in-lending laws, usury laws and other consumer protection laws. These laws and regulations are generally intended to protect depositors, not shareholders.

Changes in the policies of monetary authorities could adversely affect our profitability.

In addition to the impact of regulation, banks are affected significantly by the actions of the Board of Governors of the Federal Reserve as it attempts to control the money supply and credit availability in order to influence the economy. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings and our interest income will be adversely affected if market interest rates change such that the interest our subsidiaries pay on deposits and borrowings increases faster than the interest earned on loans and investments.

Our success depends upon local economic conditions.

Our success depends to a certain extent on the general economic conditions of the geographic markets served by our subsidiaries. The local economic conditions have a significant impact on commercial, real estate and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing these loans. Adverse changes in the economic conditions of the central and southern regions of Alabama in general could negatively impact the financial results of USB’s banking operations and have a negative effect on profitability.

Our results of operations depend upon the results of operations of our subsidiaries.

There are various regulatory restrictions on the ability of our subsidiaries to pay dividends or make other payments to us. In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized.

THE COMPANY

USB is a bank holding company with its principal offices in Thomasville, Alabama. We operate a commercial banking subsidiary, First United Security Bank (the “Bank”). The Bank conducts a general commercial banking business and offers banking services such as the receipt of demand, savings and time deposits, personal and commercial loans, credit card and safe deposit box services and the purchase and sale of government securities. The Bank has eighteen banking offices located in Thomasville, Coffeeville, Fulton, Gilbertown, Grove Hill, Butler, Jackson, Brent, Centreville, Woodstock, Harpersville, Bucksville, Calera, and Tuscaloosa, Alabama. Its market area includes Clarke, Choctaw, Bibb, Shelby, Tuscaloosa and portions of Marengo, Sumter, Washington, Wilcox, Chilton, Hale, Monroe, Perry and Jefferson Counties in Alabama, as well as Clarke, Lauderdale and Wayne Counties in Mississippi.

We own Acceptance Loan Company, Inc., a finance company organized for the purpose of making consumer loans and purchasing consumer loans from vendors. We also own First Security Courier Corporation, an Alabama corporation organized for the purpose of providing certain bank courier services. The Bank’s wholly-owned Arizona subsidiary, FUSB Reinsurance, Inc. (“FUSB Reinsurance”), reinsures or “underwrites” credit life and credit accident and health insurance policies sold to the Bank’s consumer loan customers. FUSB Reinsurance is responsible for the first level of risk on these policies up to a specified maximum amount, and the primary third-party insurer retains the remaining risk. The third-party insurer and/or a third-party administrator is responsible for performing most of the administrative functions of FUSB Reinsurance on a contract basis.

Our principal executive offices are located at 131 West Front Street, Thomasville, Alabama 36784, and our telephone number is 334-636-5424.

OUR RESCISSION OFFER

Background

The Plan is a qualified defined contribution plan commonly referred to as an employee stock ownership plan with a 401(k) feature. The purpose of the Plan is to provide a voluntary, systematic method for a participant to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax, and where allowed state, city and county income taxes, on such compensation, together with matching contributions made by USB (“Matching Contributions”).

A participant’s contributions are held in a trust fund maintained for the benefit of participants in the Plan. A participant has the right to decide how to invest these contributions. There are currently fifteen (15) different investment choices under the Plan. One option under the Plan includes investing in the common stock of USB (the “USB Common Stock Fund”). A participant must indicate the percentage of his or her contribution to be allocated to each investment choice. A participant may elect to defer up to 15% of his or her compensation each year instead of receiving that amount in cash. Matching Contributions are invested in accordance with and in the same percentages as a participant’s investment election under the Plan. Approximately every two (2) weeks the Trustee of the Plan, Sterne, Agee & Leach, purchases USB common stock for the benefit of participants who elect to invest in the USB Common Stock Fund. The common stock is purchased by the Trustee on the open market at market prices.

Reason for the Rescission Offer

From October 27, 2001 through October 26, 2003, with respect to Plan participants residing in Alabama and Mississippi, and from October 27, 1999 through October 26, 2003, with respect to Plan participants residing in Florida, a total of 30,790 shares of USB common stock were acquired by such participants at prices ranging from approximately $10.00 to $32.75 per share.1

We are required to register the shares of common stock purchased by the Trustee for the Plan under the Securities Act. Although all of the purchases by the Trustee were made in a manner consistent with the Plan and the investment election of the Plan participants, we have determined that up to 30,790 shares of our common stock purchased by participants in the Plan during the Rescission Period may not have been properly registered in accordance with the Securities Act. Participants who purchased such securities may have a right to require us to rescind the sale of Rescission Stock for the purchase price of the Rescission Stock plus interest from the date of purchase. Accordingly, we have decided to offer to rescind the Rescission Stock issued to the Plan participants. This Rescission Offer is not an admission that either we or the Plan did not comply with the registration provisions of applicable federal, state or territorial law, nor is it a waiver of any applicable statutes of limitations.

Our Board of Directors has approved the Rescission Offer in order to limit any contingent liability we may have as a result of possible non-compliance with applicable federal and state registration requirements in connection with the purchase of the Rescission Stock described above. Because of the current market prices of our common stock, we do not anticipate that a material number of persons will elect to accept this Rescission Offer.

For federal securities law purposes, rejection or failure to accept the Rescission Offer may not terminate your right to bring a civil action against USB for failure to register the shares under the Securities Act before expiration of the applicable statute of limitations. The federal statute of limitations for enforcement of such rights is one (1) year commencing on the date of the sale of common stock sold in violation of the federal registration requirements. Additionally, the federal statute of repose provides that in no event shall any action be brought to enforce such rights more than three (3) years after the common stock was bona fide offered to the participants.

[1]	The number of shares and prices are adjusted for the 2-for-1 stock split that occurred on July 22, 2003. On June 19, 2003, the Board of Directors announced a 2-for-1 stock split in which shareholders of record on June 30, 2003 received one (1) additional share for every share held. The additional shares of common stock were paid on July 22, 2003.

Terms of the Rescission Offer

A participant who elected to allocate some of his or her contributions in the Plan to the purchase of USB common stock at any time during the Rescission Period and who is currently enrolled in the Plan may direct that a sale of the common stock purchased with his or her contributions during that period be made by the Trustee to us at the price the participant paid for the Rescission Stock (as adjusted as a result of the stock split on July 22, 2003)2, plus interest from the date of the purchase, less any dividends paid or due on such Rescission Stock. In the event you elect to accept the Rescission Offer, the number of shares of Rescission Stock owned by you under the Plan will be reduced by equivalent shares of Rescission Stock purchased by you during the Rescission Period. The proceeds from the Rescission Offer will be reinvested by the Trustee in your account in accordance with your investment election as soon as administratively feasible. If you have already directed and caused the sale of some or all of the Rescission Stock, the Trustee may receive for your account the price paid for such Rescission Stock, less the sale proceeds, plus interest at such applicable rate from the date of purchase, less any dividends received that you received from such Rescission Stock.

Interest to be paid on the amounts described above will be calculated for the period from the date of purchase by you pursuant to the Plan through the expiration date of the Rescission Offer. The interest rate per annum to be paid is determined by reference to the laws of the state of residence of the participant who purchased Rescission Stock.

The Rescission Offer will expire on             , 2004, which is thirty (30) days from the date that this Rescission Offer commences.

How to Accept or Decline this Rescission Offer

You are not legally required to accept the Rescission Offer. Acceptance of the Rescission Offer is optional for each participant who holds shares of Rescission Stock. In light of the subsequent increases in market value of our common stock, acceptance of the Rescission Offer may result in payment from us which is significantly less than the current market value of the shares of Rescission Stock.

If you accept the Rescission Offer, you will be deemed to irrevocably release the Plan, USB and their past, current and future officers, directors, employees, subsidiaries, affiliates, representatives and agents of and from all claims which you have, ever had or might have in connection with the sales and issuances by USB or the Trustee of Rescission Stock, including but not limited to, any violation of applicable federal, state or territorial securities laws or regulations, in each case to the maximum extent permitted by applicable law.

You must choose to accept or reject this Rescission Offer with respect to all of your shares of Rescission Stock. You may not choose to accept this Rescission Offer with respect to only a portion of your shares of Rescission Stock, or solely with respect to Rescission Stock that you have sold. If you elect to reject the Rescission Offer, you will continue to hold the same number of shares of Rescission Stock you held prior to the Rescission Offer.

In the event you elect to accept the Rescission Offer, you must detach and complete the Rescission Election Form, attached hereto as Annex A, and mail or return it to us at an address indicated on the form, Attention: Larry M. Sellers, as soon as practicable after the date of receipt of this prospectus, but it must be received by us no later than             , 2004 at 4:30 P.M., Central Standard Time. All acceptances of the Rescission Offer will be effective on the date received by us and, unless you accept the Rescission Offer on or before the expiration date, your right to accept the Rescission Offer will terminate on the expiration date of the Rescission Offer. If you do not complete the form and return it as instructed above, you will be deemed to have rejected the Rescission Offer. After the expiration date of the Rescission Offer, your acceptance or rejection is irrevocable.

Any participant who fails to notify us in writing of his or her acceptance of the Rescission Offer on or prior to the expiration date will be deemed to have rejected the Rescission Offer; however, acceptance or rejection of the Rescission Offer may not terminate a participant’s right to bring a civil action against us for failure to register the shares of Rescission Stock under federal or state securities laws. However, federal law does provide that a participant may lose any rescission rights under federal securities laws one (1) year from the date of purchase of such shares. Alabama and Mississippi law provides that a participant may lose any rescission rights under Alabama and Mississippi securities law two (2) years from the date of purchase of such shares and Florida law provides that a participant may lose any rescission rights under Florida securities law four (4) years from the date of purchase of such shares.

[2]	For each share of Rescission Stock purchased by a participant prior to the stock split, the per share price payable by us in this Rescission Offer equals one-half of the price at which it was originally purchased by the participant.

Effect of Rescission Offer

We believe that your acceptance of the Rescission Offer will, under general theories of estoppel, preclude you from later seeking similar relief, and we are unaware of any federal or state case law to the contrary. However, we urge you to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

If you affirmatively reject or fail to accept our Rescission Offer, you will retain ownership of the shares of Rescission Stock and will not receive any cash for those shares under the Rescission Offer. However, the shares of Rescission Stock held by persons who affirmatively reject or fail to accept the Rescission Offer before the expiration date will, for purposes of federal and applicable state securities law, be registered securities as of the expiration date of the Rescission Offer and, unless held by persons who may be deemed to be “affiliates” of us, will be freely tradable in the public market at such time. Those shares held by our affiliates will be subject to certain restrictions on resale provided in Rule 144 under the Securities Act.

It is unclear whether the Rescission Offer will terminate our liability, if any, for failure to register the issuance of the shares of Rescission Stock with the SEC under the Securities Act. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has held that non-acceptance of a rescission offer terminated a company’s liability for rescission damages under federal law. Each person is urged to consider this possibility with respect to our Rescission Offer. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one (1) year.

Generally, the Alabama and Mississippi statutes of limitations for non-compliance with the requirement to register or qualify securities under the Alabama Securities Act and the Mississippi Securities Act, respectively, is two (2) years after the date of sale of such securities. However, under Alabama law, you will no longer have a right of rescission if you currently own the security and fail to accept a rescission offer within thirty (30) days of its receipt, or if you no longer own the security, unless you reject a rescission offer in writing within thirty (30) days of its receipt. Under Mississippi law, you will no longer have a right of rescission if you fail to accept a rescission offer in writing within thirty (30) days of its receipt. Generally, the Florida statute of limitations for non-compliance with the requirement to register or qualify securities under the Florida Securities Act is four (4) years after the date of sale of such securities. However, under Florida law, you will no longer have a right of rescission if you refuse or fail to accept a rescission offer within thirty (30) days of its receipt.

Use of Rescission Stock Repurchased By USB in the Rescission Offer

The shares of Rescission Stock purchased by us pursuant to the Rescission Offer, if any, will be canceled and returned to the status of unauthorized and unissued shares and available for future issuance.

Funding of Rescission Offer

We have sufficient funds available from working capital to pay for the purchase of any shares of Rescission Stock which may be tendered to us as a result of the Rescission Offer. Additionally, because of the current market prices of our common stock, we do not anticipate that a material number of persons will elect to accept this Rescission Offer.

Questions About Rescission Offer

Participants in the Plan who have questions about the Rescission Offer may call Larry M. Sellers at 334-636-5424 between 8:00 A.M. and 4:30 P.M., Central Standard Time.

USE OF PROCEEDS

We will not receive any proceeds from the Rescission Offer.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

A participant’s acceptance or rejection of this Rescission Offer, or the sale of Rescission Stock pursuant to it, is not considered to be a taxable event before withdrawal or distribution of funds from such participant’s Plan account to the participant or his or her beneficiary. All funds paid by us for Rescission Stock as a result of this Rescission Offer will be paid to the Trustee and remain in the Plan trust and will be reinvested in accordance with the participant’s existing investment options in the Plan. Upon any later withdrawal or distribution, any gain resulting from this Rescission Offer will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional 10% income tax may be imposed in cases of early withdrawal. Special tax advantages for some lump-sum distributions and rollovers are allowed. Each participant should consult with his or her own tax advisor with regard to the proper tax treatment for him or her in connection with the Rescission Offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts which are omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination of the offering contemplated by this prospectus will automatically update and supersede the information in this prospectus.

We incorporate by reference the documents listed below that we have filed or may file with the SEC:

(i)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(ii)	Our definitive Proxy Statement filed on May 13, 2003;

(iii)	Our Current Report on Form 8-K filed on June 23, 2003;

(iv)	The description of our common stock contained in the Registration Statement filed to register such securities under the Securities and Exchange Act of 1934 (the “Exchange Act”), including all amendments and reports filed for the purpose of updating such description; and

(v)	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this Rescission Offer is completed (other than Current Reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9 or Item 12 of Form 8-K and exhibits relating to such disclosures, unless otherwise specifically stated in any such Current Report or Form 8-K).

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at United Security Bancshares, Inc., 131 West Front Street, Post Office Box 249, Thomasville, Alabama 36784, Attention: Larry M. Sellers, or telephoning us at 334-636-5424.

You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

EXPERTS

The consolidated financial statements of USB appearing in USB’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of USB as of December 31, 2001 were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated February 18, 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of costs and expenses payable by the registrant in connection with the Rescission Offer described in this registration statement. All amounts shown are estimates except the SEC Registration Fee.

SEC Registration Fee	$81.58
Printing	5,000.00
Accounting Services	15,000.00
Legal Fees and Expenses	25,000.00
Trustee Expenses	500.00
Miscellaneous	3,000.00

Total	$48,581.58

Item 15.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware (“Section 145”) empowers the registrant to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the registrant or is or was serving as such with respect to another corporation or other entity at the request of the registrant. As permitted by Section 145, the registrant has entered into indemnification agreements with its directors and certain officers and has purchased directors’ and officers’ liability insurance to indemnify such persons against certain liabilities which might arise in connection with their capacity as such.

As permitted by Section 102 of the General Corporation Law of Delaware, the registrant’s Certificate of Incorporation includes as Article Ninth thereof a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director to the registrant or any of its stockholders for monetary damages resulting from breaches of a director’s fiduciary duty of care. The registrant’s Certificate of Incorporation also includes as Article Eleventh thereof a provision indemnifying to the fullest extent authorized by Delaware Law any person who was a director or officer of the registrant or was serving at the request of the registrant as a director, officer, employee or agent of another entity against certain liabilities which might arise in connection with their capacity as such.

Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.	Exhibits.

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	Rescission Election Form

99.2	Form of Letter to Rescission Offer Recipients

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percentage change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Security Bancshares, Inc. hereby certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Alabama, on the 9th day of December, 2003.

UNITED SECURITY BANCSHARES, INC.

By:	/s/ R. Terry Phillips

R. Terry Phillips Its President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Terry Phillips R. Terry Phillips	President, Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2003

/s/ Larry M. Sellers Larry M. Sellers	Vice President, Secretary and Treasurer (Principal Financial Officer)	December 9, 2003

/s/ Robert Steen Robert Steen	Assistant Vice President, Assistant Treasurer and Principal Accounting Officer	December 9, 2003

/s/ Dan R. Barlow Dan R. Barlow	Assistant Vice President and Director	December 9, 2003

* Linda H. Breedlove	Director	December 9, 2003

* Gerald P. Corgill	Director	December 9, 2003

Wayne C. Curtis	Director

* John C. Gordon	Director	December 9, 2003

* William G. Harrison	Director	December 9, 2003

* Hardie B. Kimbrough	Director	December 9, 2003

* Jack W. Meigs	Director	December 9, 2003

* Ray Sheffield	Director	December 9, 2003

* James C. Stanley	Director	December 9, 2003

* Howard M. Whitted	Director	December 9, 2003

* Bruce N. Wilson	Director	December 9, 2003

*	R. Terry Phillips, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

INDEX TO EXHIBITS

Exhibit	Description

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney

99.1	Rescission Election Form

99.2	Form of Letter to Rescission Offer Recipients